Exhibit 10.1

FACILITY AGREEMENT

This FACILITY AGREEMENT, dated as of June 12, 2020 (as may be amended or modified from time to time, this “Facility Agreement”), is entered into by and among AVENUE THERAPEUTICS, INC., a Delaware corporation (the “Borrower”), INVAGEN PHARMACEUTICALS INC., a New York corporation (“Lender 1”) and FORTRESS BIOTECH, INC., a Delaware corporation (“Lender 2” and, together with Lender 1, each a “Lender” and, collectively, the “Lenders”).

RECITALS:

A.	WHEREAS, reference is made to that certain Stock Purchase and Merger Agreement, dated as of November 12, 2018 (as amended, supplemented or otherwise modified from time to time, the “SPMA”; capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the SPMA), by and among Lender 1, Madison Pharmaceuticals Inc. and the Borrower, pursuant to which the Borrower has issued, sold, transferred and delivered to Lender 1, free and clear of any Encumbrances, and Lender 1 has purchased and acquired from the Borrower, for $35.00 million, Common Shares equal to 33.3% of the Fully Diluted Capitalization and Lender 1 will, among other things, acquire the remaining issued and outstanding capital stock of the Borrower in a reverse subsidiary merger transaction on the terms and subject to the conditions of the SPMA (the “Acquisition”);

B.	WHEREAS, the Borrower has requested that the Lenders jointly provide a delayed term loan facility in the aggregate principal amount not exceeding United States Dollars Two Million ($2,000,000) (the “Facility”) as set forth herein; and

C.	WHEREAS, the Lenders are willing to make available their respective Pro Rata Share (as defined hereinafter) of the Facility upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.	Delayed Term Loan.

(a)          Commitment. Subject to the terms and conditions hereof, including satisfaction or waiver of the conditions precedent set forth in Section 4 below, each Lender as part of the Facility hereby agrees to make a delayed term loan to the Borrower (the “Loan”) on one occasion during the period between October 1, 2020 and the date that is five (5) Business Days prior to the Maturity Date (as defined below), in an aggregate principal amount not to exceed such Lender’s respective commitment detailed in Schedule A hereto (such commitment of each Lender, its “Commitment” and the aggregate of all such commitments, “Commitments”). Each Lender’s obligation to make the Loan under this Section 1(a) shall terminate immediately and without further action in its entirety five (5) Business Days prior to the Maturity Date. Amounts borrowed under this Section 1(a) and repaid or prepaid may not be reborrowed.

(b)          Borrowing Procedures. The Borrower agrees and undertakes that any borrowing of the Loan (not to in any event, in aggregate, exceed each Lender’s respective Commitment) shall be made, and any notice in connection with such borrowing shall be issued, only upon the prior written approval of Garrett Ingram as a member of the board of directors of the Borrower. In connection with the borrowing of the Loan, each Lender shall have on the same date received a written borrowing notice from the Borrower no less than five (5) Business Days prior to the date of the borrowing, which notice shall include (a) the date of such borrowing which date shall be (i) a Business Day and (ii) the same for all the Lenders and (b) a description of the intended use of the proceeds of such borrowing that demonstrates that such use is in accordance with Section 1(c) below. Neither Lender shall be obligated to make the Loan in excess of its Pro Rata Share (as defined below). Notwithstanding anything to the contrary contained herein, neither Lender shall be obligated to make its Pro Rata Share of the Loan if the other Lender fails to or is unable to make its Pro Rata Share of the Loan. The term “Pro Rata Share” as used in this Facility Agreement means, with respect to any Lender, the percentage obtained by dividing (x) the Commitment of such Lender by (y) the Facility, and as more particularly set out in Schedule A hereto. Each Lender hereby undertakes to honor its Commitment in a timely manner.

(c)          Use of Proceeds. The proceeds of the Loan shall solely be intended for and utilized by the Borrower for its working capital requirements or other general corporate purposes, evidenced by documentation supporting each such planned expenditures.

(d)          Register. Each Lender is authorized to maintain a register (the “Register”) to record the date and amount of the Loan made by such Lender, the amount of interest accruing from time to time and the date and amount of each payment or prepayment of principal thereof, and any such recordation shall constitute presumptive evidence of the accuracy of the information so recorded. The Register shall include the name and address of the Lender, and any transfer of the Loan shall not be effective unless recorded by the Lender in its Register.

2.	Interest.

(a)          The outstanding principal amount of the Loan shall bear interest from the date of the borrowing until the Loan is fully repaid at the rate per annum of seven percent (7%), compounded quarterly on the last day of each fiscal quarter. Interest shall be calculated on the basis of a year comprised of 360 days for the actual number of days elapsed.

(b)          Accrued and unpaid interest on the Loan shall be payable on the last day of each fiscal quarter; provided, that if such date is not a Business Day, interest shall be payable on the next succeeding Business Day.

3.	Repayment of Loan.

(a)          The Borrower hereby unconditionally promises to pay to each Lender, in lawful money of the United States of America and in immediately available funds, the full outstanding principal amount of the Loan, together with accrued and unpaid interest thereon, no later than the earliest of (i) the Second Stage Closing Date, (ii) April 29, 2021, and (iii) date that is 30 days following the termination of the SPMA for any reason provided in the SPMA (such earliest date, the “Maturity Date”).

(b)          Voluntary prepayments of the outstanding principal amount of the Loan, and/or interest accruing thereon, in full but not in part, shall be permitted at any time, on not less than three (3) Business Days’ prior written notice to the Lenders, and from time to time without premium or penalty.

(c)          The Borrower shall pay all taxes or similar impositions or tariffs (other than United States Federal and applicable state income taxes payable by the Lenders) owed or owing or asserted to be owed to any Governmental Authority in respect of any payment of principal or interest or other amounts due under this Facility Agreement or any related agreement, document or writing. If required by such a Governmental Authority, the Borrower shall pay any such taxes, impositions or tariffs directly to such Governmental Authority and at the request of the Lenders, shall provide satisfactory proof to the Lenders of such payment. The Borrower shall indemnify the Lenders for and hold them harmless against the full amount of taxes or similar impositions of tariffs, other than United States Federal and applicable state income taxes payable by the Lenders, imposed on or paid by the Lenders or any affiliate of the Lenders in respect of any liability (including, without limitation, any taxes or tariffs imposed or asserted by any Governmental Authority on amounts payable under this Section 3(c), and penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within ten (10) Business Days from the date the Lenders make written demand therefor.

4.	Conditions Precedent.

(a)          At the time of the execution and delivery of this Facility Agreement, each Lender shall have received (i) a counterpart of this Facility Agreement signed on behalf of each party hereto, (ii) evidence that the Borrower has obtained all necessary consents and approvals to execute, deliver and perform this Facility Agreement and to obtain the Loan from the Lenders, including but not limited to its board of directors’ and/or members’ resolutions authorizing the execution of this Facility Agreement and the availing of the Loan proposed under it and (iii) such other certifications, opinions, financial or other information, approvals and documents as the Lenders may have reasonably requested, all in form and substance reasonably satisfactory to the Lenders.

(b)          The obligation of the Lenders to make the Loan hereunder in accordance with the terms hereof is subject to the following conditions precedent having been complied with to the reasonable satisfaction of, or waived in writing by, each Lender: (i) no Event of Default (as defined below) shall have occurred and be continuing on and as of the date of making of the Loan; (ii) the representations and warranties contained in Section 5 below shall be true and correct on and as of the date of making of the Loan, unless such representations and warranties refer to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date; (iii) no applicable law or regulation or interpretation thereof by any Governmental Authority shall be in effect which, in the reasonable opinion of each Lender or its counsel, would materially restrict, prohibit or make it illegal for such Lender to make available its Pro Rata Share of the Loan; (iv) no action or proceeding shall have been instituted nor shall government action be threatened before any court or Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or Governmental Authority at the time of the making of the Loan to set aside, restrain, enjoin or prevent the completion and consummation of this Facility Agreement or the transactions contemplated hereby; and (v) the Borrower shall have paid to the Lenders the expenses referred to in Section 10(b) below, or, alternatively, the Lenders shall have received instructions from the Borrower to pay such expenses from the proceeds of the disbursement of the Loan, in each case, to the extent invoices with respect to expenses have been delivered to the Borrower.

5.            Representations and Warranties. The Borrower hereby represents and warrants to the Lenders that on and as of the date hereof and as of the date of making of the Loan:

(a)          the Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and having full corporate power and authority to enter into this Facility Agreement and to carry out the transactions contemplated hereby;

(b)          the execution and delivery by the Borrower of this Facility Agreement and the consummation by the Borrower of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Borrower. This Facility Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the rights of creditors generally and subject to the effects of general principles of equity (regardless of whether considered in a proceeding in law or equity);

(c)          the execution and delivery of this Facility Agreement and the consummation by the Borrower of the transactions contemplated hereby do not (i) contravene or result in a default under the Borrower’s certificate of incorporation or bylaws, (ii) contravene or result in a default under any contractual restriction or Legal Requirements binding on the Borrower, (iii) require any filings, approvals, consents or authorizations which have not been duly obtained or (iv) result in the creation or imposition of any lien on the Borrower’s properties;

(d)          the Borrower is not an “investment company,” or an “affiliated Person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended;

(e)          no judgments, orders, writs or decrees are outstanding against the Borrower, nor is there any pending or, to the best of the Borrower’s knowledge, threatened litigation, contested claim, investigation, arbitration, or governmental proceeding by or against the Borrower that (i) individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Facility Agreement or the consummation of the transactions contemplated hereby;

(f)           none of the written financial or other information relating to the Borrower and provided by the Borrower to the Lenders contain any material misstatement of fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made;

(g)          the Borrower has filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or, to the extent the Borrower is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves for payment thereof in accordance with GAAP;

(h)          there are no conditions precedent to the effectiveness of this Facility Agreement that have not been satisfied or waived; and

(i)           the Borrower has, independently and without reliance upon any of the Lenders and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Facility Agreement.

The parties acknowledge that the representations and warranties contained in this Facility Agreement shall survive the execution and delivery of this Facility Agreement.

6.            Affirmative Covenants. The Borrower covenants and agrees that, until the date of the indefeasible payment in full in cash of all obligations hereunder (other than (i) the obligations that are intended to survive the termination of this Facility Agreement and (ii) contingent indemnification obligations for which no claim has been asserted) and the termination of the Commitments of the Lenders under this Facility Agreement (such date, the “Termination Date”), the Borrower will, unless each Lender shall otherwise consent in writing:

(a)          Corporate Existence. (i) Maintain its corporate existence, (ii) qualify to transact business as a foreign corporation where the nature or extent of its business or the ownership of its property requires it to be so qualified and (iii) maintain in full force and effect all licenses, permits, approvals, bonds, franchises, leases and qualifications to do business, and all patents, trademarks, copyrights, intellectual property, contracts and other rights and privileges necessary to the conduct of its businesses or the performance of its obligations under this Facility Agreement.

(b)          Maintenance of Property. Keep all property useful, necessary and material to its business in good working order and condition (ordinary wear and tear excepted) as may be required or appropriate.

(c)          Taxes and other Claims. Pay and discharge when due all federal, state and local tax assessments and other governmental charges, and levies imposed against the Borrower or any of its property; provided, however, that any such tax assessment, charge or levy need not be paid if it is being contested, in good faith, by appropriate proceedings diligently conducted and if an adequate reserve or other appropriate provision shall have been made therefor to the extent required in accordance with GAAP.

(d)          Legal Requirements. Comply with all applicable Legal Requirements, including, without limitation, those relating to environmental matters, employee matters (including the collection, payment and deposit of employees’ income, unemployment and social security taxes) and with respect to pension liabilities.

(e)          Books and Records. Maintain adequate books and records (including, without limitation, computer printouts and programs) in accordance with GAAP.

(f)           Inspection Rights. At any reasonable time and from time to time upon reasonable notice, (i) permit or arrange for each Lender and its agents and representatives to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Borrower, and (ii) permit or arrange for each Lender and its agents and representatives to discuss the affairs, finances and accounts of the Borrower with the Borrower and its officers, directors and accountants.

(g)          Notice of Event of Default, Violations, etc. Furnish to each Lender as soon as possible, and in any event within five (5) Business Days after the Borrower (i) becomes aware that an Event of Default or any event or condition that, with the passage of time and/or the giving of notice, would become an Event of Default has occurred, written notice specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto; or (ii) receives or produces any (A) financial statement, budget or other financial report or information pursuant to its bylaws or (B) other notice of any event, occurrence or other act that has or would reasonably result in a Material Adverse Effect.

(h)          Further Assurances. Upon the request of the Lenders, duly execute and deliver, or cause to be duly executed and delivered, to each Lenders such further instruments and do and cause to be done such further acts as may be necessary or advisable in the reasonable opinion of the Lenders to carry out the intent and purpose of the express provisions of this Facility Agreement.

7.            Negative Covenants. The Borrower covenants and agrees that, until the Termination Date, the Borrower will not, without the prior written consent of each Lender:

(a)          Consolidation and Merger. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (other than pursuant to the SPMA), or agree to do any of the foregoing at any future time.

(b)          Corporate Changes, etc. Other than in accordance with the SPMA, amend, alter or modify its certification of incorporation or bylaws or its corporate or capital structure or status in a manner adverse to the Lenders.

(c)          Change of Business. Make any change in the nature of its business as carried on at the date hereof or enter into any new type of business outside the pharmaceutical industry.

(d)          Sales, etc. of Assets. Except to the extent expressly permitted under this Facility Agreement or the SPMA, directly or indirectly sell, lease, transfer, assign or otherwise dispose of all or substantially all of its assets.

(e)          Indebtedness. Create, assume, guaranty, incur or otherwise become or remain directly or indirectly liable with respect to any indebtedness for borrowed money other than the obligations due to the Lenders under this Facility Agreement.

(f)           Liens. (i) Create or suffer to exist any lien on any ownership interest in the Borrower or (ii) enter into any agreement prohibiting the creation or assumption of any lien upon any of its properties or assets, whether now owned or hereafter acquired.

8.            Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a)          failure of the Borrower to pay any principal, interest or other amount due under this Facility Agreement when due, whether at stated maturity, by declaration, acceleration, demand or otherwise;

(b)          any representation, warranty or statement made by the Borrower to the Lenders herein shall (i) fail to be true and correct in all respects or (ii) is misleading, when made;

(c)          failure of the Borrower to perform or observe any other term, covenant or agreement to be performed or observed by it pursuant to this Facility Agreement, and such failure shall continue unremedied for thirty (30) days after written notice thereof from any of the Lenders;

(d)          (i) the Borrower institutes or consents to the institution of any proceeding under Title 11 of the United States Code entitled “Bankruptcy” (as now and hereinafter in effect, or any successor thereto, the “Bankruptcy Code”) or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, whether in the United States or any other applicable jurisdiction (collectively, the “Debtor Relief Laws”), or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, administrator or similar officer for the Borrower or for all or substantially all of its property; (ii) any receiver, trustee, custodian, conservator, liquidator, administrator or similar officer is appointed without the application or consent of the Borrower and the appointment continues undischarged or unstayed for thirty (30) calendar days; (iii) any proceeding under any Debtor Relief Law relating to the Borrower or to all or substantially all of its property is instituted without the consent of the Borrower and continues undismissed or unstayed for thirty (30) calendar days, or an order for relief is entered in any such proceeding; or (iv) the Borrower becomes insolvent or shall generally be unable to pay its debts as they fall due; or

(e)          the Borrower shall challenge, or institute any proceedings to challenge, the validity, binding effect or enforceability of this Facility Agreement or any endorsement of this Facility Agreement or any other obligation to any of the Lenders.

9.            Remedies. Upon the occurrence of any Event of Default specified in Section 8(d) above, the outstanding principal amount of the Loan and any accrued and unpaid interest thereon shall be automatically accelerated and become immediately due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by the Borrower). Upon the occurrence and during the continuance of any other Event of Default, the Lenders may, by written notice to the Borrower, terminate the Commitments and declare the outstanding principal amount of the Loan and any accrued and unpaid interest thereon to be due and payable, and the outstanding principal amount of the Loan and any accrued and unpaid interest thereon shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by the Borrower).

10.          Miscellaneous.

(a)          Entire Agreement. This Facility Agreement, together with the Schedules and all other documents referred to herein, constitute the entire agreement between the parties with respect to the subject matter of this Facility Agreement and supersede any and all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties with respect to the subject matter of this Facility Agreement. Nothing contained in this Facility Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto.

(b)          Indemnity; Transaction Costs. The Borrower agrees to indemnify the Lenders and their respective successors and assigns, and their respective directors, officers, employees, consultants, attorneys, agents and affiliates (each an “Indemnified Party”) from and against any losses, taxes, claims, actions, suits, damages, demand, fines, interest, penalties and liabilities and related expenses (including expenses incurred in relation to any proceedings, judgements, orders, awards), including reasonable and documented attorneys’ fees and expenses (“Losses”), incurred by such Indemnified Part(ies) arising out of or in connection with or as a result of (i) any inaccuracy or breach by the Borrower of the representations and warranties hereunder, (ii) any breach, non-compliance, non-fulfilment or failure to perform by the Borrower of any provision, covenant, obligation, Facility Agreement or undertaking of the Borrower contained in this Facility Agreement or (iii) the transactions contemplated by this Facility Agreement, except to the extent that any such Losses results from the gross negligence or willful misconduct of the Indemnified Party. In particular, the Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with the collection and enforcement of this Facility Agreement.

(c)          Modifications, Etc. Any amendment or modification to this Facility Agreement, including this undertaking itself, any waiver of any provision of this Facility Agreement and any consent to any departure by the Borrower therefrom shall only be valid if effected by an instrument or instruments in writing signed by the Lenders and, in only in the case of any such amendment or modification, the Borrower as well, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the making of the Loan hereunder shall not be construed as a waiver of any Event of Default, regardless of whether any of the Lenders may have had notice or knowledge of such Event of Default at the time. The parties agree that they jointly negotiated and prepared this Facility Agreement and this Facility Agreement will not be construed against any party on the grounds that such party prepared or drafted the same.

(d)          Notices. Notices will be deemed to have been received (a) upon receipt of a registered letter, (b) three (3) Business Days following proper deposit with an internationally recognized express overnight delivery service, (c) in the case of transmission by email, as of the date so transmitted (or if so transmitted after normal business hours at the place of the recipient, on the Business Day following such transmission), or (d) in the case of transmission by email, upon confirmation of a facsimile transmission (or if so transmitted after normal business hours at the place of the recipient, on the Business Day following such confirmation):

If to the Borrower:

Avenue Therapeutics, Inc.

1140 Avenue of the Americas, Floor 9

New York, NY 10036

Attn: Dr. Lucy Lu, M.D.

Email: llu@avenuetx.com

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

90 Park Avenue, 12th Floor

New York, NY 10016

Attn: Mark F. McElreath, Esq.

Email: mark.mcelreath@alston.com

If to Lender 1:

InvaGen Pharmaceuticals Inc.

Site B, 7 Oser Ave.

Hauppauge, NY 11788

c/o

A.S. Kumar, Esq.

Global General Counsel

Cipla House, Peninsula Business Park,

Ganapatrao Kadam Marg, Lower Parel West,

Mumbai, Maharashtra 400013, India

Email: as.kumar@cipla.com and cosecretary@cipla.com

with a copy (which shall not constitute notice) to:

InvaGen Pharmaceuticals Inc.

Site B, 7 Oser Ave.

Hauppauge, NY 11788

c/o

Jasdeep Singh

Chief Strategy Officer

Cipla Limited

Cipla House, Peninsula Business Park,

Ganapatrao Kadam Marg, Lower Parel West,

Mumbai, Maharashtra 400013, India

Email: jasdeeop.singh@cipla.com

with a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004-1482

Attn: Kenneth A. Lefkowitz

Email: ken.lefkowitz@hugheshubbard.com

If to Lender 2:

Fortress Biotech, Inc.

2 Gansevoort Street, 9th Floor

New York, NY 10014

Attn: Dr. Lindsay Rosenwald, M.D.

Email: lrosenwald@fortressbiotech.com

with a copy (which shall not constitute notice) to:

Fortress Biotech, Inc.

2 Gansevoort Street, 9th Floor

New York, NY 10014

Attn: Samuel W. Berry, Esq.

Email: sberry@fortressbiotech.com

or to such other address as may be hereafter communicated in writing by the parties in a notice given in accordance with this Section 10(d).

(e)           Severability. Each provision of this Facility Agreement will be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Facility Agreement is found to be unenforceable or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such unenforceability or invalidity, and the parties will negotiate in good faith to modify this Facility Agreement so that the unenforceable or invalid provision is replaced by such valid and enforceable provision which the parties consider, in good faith, to match as closely as possible the invalid or unenforceable provision and to achieve the same or a similar economic effect and to give effect to the parties’ original intent. The remaining provisions of this Facility Agreement will continue to be binding and in full force and effect.

(f)            Binding on Successors, Transferees and Assigns; Assignment. This Facility Agreement shall be binding upon the Borrower and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by the Lenders and its successors, transferees and assigns; provided, however, that neither the Borrower nor Lender 2 may assign any of its obligations hereunder without the prior written consent of Lender 1 (and any such assignment without such consent shall be null and void ab initio). Lender 1 may assign its rights and obligations hereunder to any other Person upon written notice to, but without the consent of, the Borrower and Lender 2.

(g)           Right to Set-Off. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by that Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Facility Agreement, irrespective of whether that Lender shall have made any demand under this Facility Agreement. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by that Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 10(f) are in addition to other rights and remedies (including, without limitation, other rights of set-off) which that Lender may have.

(h)           Governing Law. This Facility Agreement and any claims or causes of action pursuant to it shall be governed by and construed in accordance with the laws of the State of Delaware, without regard for its principles of conflict of laws. The Borrower acknowledges and agrees that it has received full and sufficient consideration for this provision (and each other provision of each other credit document to which it is a party) and that this provision is a material inducement for the Lenders entering into this Facility Agreement.

(i)            Submission to jurisdiction. Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Facility Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Facility Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal courts sitting in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(d) or in such other manner as may be permitted by applicable Legal Requirements, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Facility Agreement or any of the transactions contemplated by this Facility Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Facility Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Facility Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 10 (j); (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Legal Requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Facility Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(j)            Counterparts; Facsimile Signature. This Facility Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in one (1) or more counterparts, by original or facsimile (or other such electronically transmitted) signature, each of which will be deemed an original, but all of which will constitute one and the same instrument.

(k)           Rights Cumulative. All rights and remedies of each of the parties under this Facility Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Facility Agreement or applicable Legal Requirements.

(l)            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS FACILITY AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS FACILITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS FACILITY AGREEMENT. EACH PARTY TO THIS FACILITY AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS FACILITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10 (m).

(m)          No Waiver. No failure on the part of any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The Lenders shall have all remedies available at law or equity, including without limitation, the remedy of specific performance for any breach of any provision hereof. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Lenders to any other or further action in any circumstances without notice or demand.

(n)           Waiver of Certain Claims. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST THE LENDERS ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS FACILITY AGREEMENT OR ANY INSTRUMENT CONTEMPLATED HEREBY.

(o)           No Third-Party Beneficiaries. This Facility Agreement is entered into for the sole benefit of the Borrower and the Lenders; no other Person shall be entitled to enforce any provision hereof or otherwise be a third-party beneficiary hereunder.

(p)           Setoff; Reinstatement. All payments to be made hereunder by the Borrower shall be made without offset, setoff or deduction of any kind. To the extent that the Borrower makes a payment or payments to any Lender and such payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, state or Federal law, common law or equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made.

(q)           Headings. Section headings used herein are for convenience of reference only, are not part of this Facility Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Facility Agreement.

(r)            Effectiveness; Time. This Facility Agreement shall become effective when it shall have been executed by the parties hereto and the Lenders shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Time is of the essence with respect to the Borrower’s payment and other obligations under this Facility Agreement.

(s)           Interpretation. (a) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Facility Agreement, shall refer to this Facility Agreement as a whole and not to any particular provision of this Facility Agreement; (b) the words “date hereof,” when used in this Facility Agreement, shall refer to the date set forth in the Preamble; (c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (d) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (e) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Facility Agreement; (f) wherever the word “include”, “includes”, or “including” is used in this Facility Agreement, it shall be deemed to be followed by the words “without limitation”; (g) references herein to any gender include each other gender; (h) the word “or” shall not be exclusive; (i) the headings herein are for convenience of reference only, do not constitute part of this Facility Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof; (j) any references herein to any Governmental Authority shall be deemed to also be a reference to any successor Governmental Authority thereto; and (k) the parties hereto have participated jointly in the negotiation and drafting of this Facility Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Facility Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Facility Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Facility Agreement to be duly executed and delivered as of the date first above written.

BORROWER: AVENUE THERAPEUTICS, INC.

By:	/s/ Joseph Vazzano
	Name:	Joseph Vazzano
	Title:	Chief Financial Officer
	Date:	6/12/2020

LENDER 1: INVAGEN PHARMACEUTICALS INC.

By:	/s/ Deepak Agarwal
	Name:	Deepak Agarwal
	Title:	Director
	Date:	6/12/2020

LENDER 2: FORTRESS BIOTECH, INC.

By:	/s/ Lindsay Rosenwald
	Name:	Lindsay Rosenwald
	Title:	Chairman, President and Chief Executive Officer
	Date:	6/16/2020

SCHEDULE A

COMMITMENTS

Name of Lender	Commitment of such Lender	Pro Rata Share
Lender 1 - Invagen Pharmaceuticals Inc.	$1,200,000	60%
Lender 2 - Fortress Biotech, Inc.	$800,000	40%
TOTAL	$2,000,000	100%